Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-197289 and 333-202544 on Form S-8 of our reports dated August 10, 2018, relating to the consolidated financial statements of iKang Healthcare Group, Inc.(“the Company”), its subsidiaries, its variable interest entities (“VIEs”) and VIEs’ subsidiaries (collectively, the “Group”) and the financial statement schedule of the Company and the effectiveness of the Company’s internal control over financial reporting (which reports express unqualified opinions), appearing in this Annual Report on Form 20-F of iKang Healthcare Group, Inc., for the year ended March 31, 2018.

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

August 10, 2018